As filed with the Securities and Exchange Commission on January 23, 2004 — Registration No. 333-70299

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLARKSTON FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-3412321 (I.R.S. Employer Identification No.)

15 South Main Street, Clarkston, Michigan 48346
(Address of Principal Executive Offices)        (Zip Code)

Clarkston Financial Corporation Amended and Restated Directors Compensation Plan
(Full Title of the Plan)

J. Grant Smith, 15 South Main Street, Clarkston, Michigan 48346, (248) 625-0710
(Name, address and telephone number, including area code of agent for service)

Copies of Communications to:
Harvey Koning
Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street, N.W., P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Explanatory Note: This Post-Effective Amendment No. 1 is filed for the sole purpose of filing the Amended and Restated Director Compensation Plan as an exhibit.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        Clarkston Financial Corporation (the “Company”) hereby incorporates by reference in this Registration Statement the following documents:

        (a)        The Company’s Proxy Statement dated April 4, 2003, including Appendix A containing the Company’s audited consolidated financial statements for the periods indicated therein.

        (b)        All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since December 31, 2002, the end of the most recent period covered by the document referred to in (a) above.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

        The text disclosed under the heading “Description of Capital Stock — Common Stock” contained in the final prospectus filed with the Securities and Exchange Commission on or about November 25, 1998, pursuant to Rule 424(b) with respect to the Company’s Registration Statement on Form SB-2 (SEC File No. 333-63685) is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel

      Not applicable.

Item 6. Indemnification of Directors and Officers

        Sections 561-571 of the Michigan Business Corporation Act, as amended (the “MBCA”), grant the Company broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Company, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Company broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Company, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made if such person is adjudged to be liable to the Company unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Company is required by the MBCA to indemnify him or her against expenses, including attorneys’ fees, that are actually and reasonably incurred by him or her in connection therewith.

        The Company’s Articles of Incorporation contain provisions entitling directors and executive officers of the Company to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

        Under an insurance policy maintained by the Company, the directors and officers of the Company are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

        Reference is made to the Exhibit Index which appears on page S-6.

Item 9. Undertakings

        The undersigned registrant hereby undertakes:

        (a)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement.

        (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and (a) (ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15 (d) of Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (b)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clarkston, State of Michigan, on the 19th day of January, 2004.

CLARKSTON FINANCIAL CORPORATION

By	/s/ Edwin L. Adler

Edwin L. Adler
Chief Executive Officer and a Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on January 19, 2004, by the following persons in the capacities indicated.

Signatures	Title

Chairman, Director and Chief Executive Officer
/s/ Edwin L. Adler	(principal executive officer)

Edwin L. Adler

Chief Financial Officer
/s/ J. Grant Smith	(principal financial and accounting officer)

J. Grant Smith

/s/ Louis D. Beer*	Director

Louis D. Beer

/s/ William J. Clark*	Director

William J. Clark

/s/ Charles L. Fortinberry*	Director

Charles L. Fortinberry

/s/ Dawn M. Horner	Director

Dawn M. Horner

/s/ Bruce H. McIntyre*	Director and Secretary

Bruce H. McIntyre

/s/ John H. Welker*	Director

John H. Welker

*By:	/s/ Edwin L. Adler

Edwin L. Adler

EXHIBIT INDEX

        The following exhibits are filed as a part of the Registration Statement:

Exhibit 4	Clarkston Financial Corporation Amended and Restated Director Compensation Plan, incorporated by reference to Appendix B to the Registrant’s 2003 Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 8, 2003

Exhibit 5*	Opinion of Varnum, Riddering, Schmidt & Howlett LLP

Exhibit 23(a)	Consent of Plante & Moran, PLLC

Exhibit 23(b)*	Consent of Varnum, Riddering, Schmidt & Howlett LLP-included in Exhibit 5

Exhibit 24*	Power of Attorney - included on page S-4 hereof

* Previously filed

Exhibit 23(a)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Clarkston Financial Corporation

As independent public accountants, we hereby consent to incorporation by reference in this Amendment No. 1 to Registration Statement 333-70299 on Form S-8 of our report dated January 24, 2003 on the financial statements of Clarkston Financial Corporation included in the annual Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 and incorporated herein by reference.

Auburn Hills, Michigan January 19, 2004	/s/ Plante & Moran, PLLC